REPORT OF INDEPENDENT ACCOUNTANTS
                             TO ACCOMPANY FORM N-SAR


To the Investors and Trustees of Select Advisors Variable Insurance Trust :

Emerging Growth Portfolio
International Equity Portfolio
Balanced Portfolio
Income Opportunity Portfolio
Standby Income Portfolio


In planning and performing our audits of the financial statements and financial highlights of the above referenced portfolios of Select Advisors Variable Insurance Trust for the year ended December 31, 1997 we considered their internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Select Advisors Variable Insurance Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safe-guarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that misstatements due to errors or fraud in amounts that would be material in relation to the financial statements and supplementary data being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 1997. This report is intended solely for the information and use of management, and the Securities and Exchange Commission.



Coopers & Lybrand L.L.P.


Boston, Massachusetts
February 13, 1998